Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. (415) 738-6500	Pamela Matthews Investor/Analyst Information Digital Realty Trust, Inc. (415) 738-6500

DIGITAL REALTY TRUST, INC. ANNOUNCES INITIAL 2007 GUIDANCE AND

NARROWS RANGE FOR 2006 FFO ESTIMATE

San Francisco, Calif. (December 7, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced guidance information for the year ending December 31, 2007. The Company also narrowed the 2006 FFO range to between $1.57 and $1.59 per diluted share and unit. A reconciliation of the range of 2006 projected net income to projected FFO follows:

(in millions, except per share and unit data)	Low end of range		High end of range
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$43.1	—	$44.5
Plus: Real estate related depreciation and amortization	88.8	—	88.8
Less: Gain on sale of assets	(18.0)	—	(18.0)

Funds from operations	$113.9	—	$115.3
Less: Preferred stock dividends	(13.8)		(13.8)

FFO available to common stockholders and unit holders	$100.1	—	$101.5

FFO per share of common stock and unit outstanding	$1.57	—	$1.59

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

FFO per diluted share and unit for the year ending December 31, 2007 is expected to be between $1.85 and $1.95. This guidance represents expected FFO growth of 17.8% to 22.6% over the 2006 revised FFO range of $1.57 to $1.59 per diluted share and unit. A reconciliation of the range of 2007 projected net income to projected FFO follows:

(in millions, except per share and unit data)	Low end of range		High end of range
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$43.1	—	$50.4
Plus: Real estate related depreciation and amortization	109.8	—	111.2

Funds from operations	$152.9	—	$161.2
Less: Preferred stock dividends	(19.2)		(19.2)

FFO available to common stockholders and unit holders	$133.7	—	$142.4

FFO per share of common stock and unit outstanding	$1.85	—	$1.95

The guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of December 6, 2006:

•	Total acquisitions for the full year in the range of $300 million to $400 million, consisting of $75 million of vacant properties for its redevelopment program and $225 million to $325 million of income producing properties at an average cash cap rate of 8.25%.

•	The commencement of leases for 100,000 square feet to 125,000 square feet of basic commercial space at an average annualized gross rent of $19 per square foot.

•	The commencement of leases for approximately 475,000 square feet to 600,000 square feet of turn-key datacenter and redevelopment space at an average annualized gross rent of $80 per square foot.

•	Total capital expenditures for its redevelopment program of $273 million.

•	Total G&A of $24 million.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. Digital Realty Trust calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unit holders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included in this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its initial 2007 guidance and revised 2006 FFO range on Friday, December 8, 2006 at 11:00 a.m. ET/8:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-2430 (for domestic callers) or 303-262-2193 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 11:00 a.m. PT on Friday, December 8, 2006 until 11:59 p.m. PT on Monday, December 18, 2006. The telephone replay can be accessed by dialing 800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11078317#. A replay of the webcast will also be archived on Digital Realty Trust’s website for 30 days following the earnings call.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 56 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 10.9 million rentable square feet, including 1.3 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 24 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results for 2007, including FFO per share and unit for the years ending December 31, 2006 and December

31, 2007, the projections contained in the reconciliations of the 2006 and 2007 projected net income to projected FFO per share and unit, the full-year 2007 assumptions related to acquisitions (including amount of acquisitions and cap rates) and lease-up of commercial, data center and redevelopment space and the full-year 2007 assumptions related to capital expenditures and G&A. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.